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                                                                   EXHIBIT 99.1


             AVTEAM Completes Acquisition of M&M Aircraft Services

PR Newswire - December 15, 1998 17:16

         -- A Leading Jet Engine Overhaul Operation

         -- Licensed by the FAA

         -- More Than Doubles AVTEAM's Total Market

MIRAMAR, Fla., Dec. 15 /PRNewswire/ -- AVTEAM, Inc. (Nasdaq: AVTM), a global supplier of aftermarket aircraft engines, engine parts and airframe components, today announced that it has completed its previously announced acquisition of M&M Aircraft Services, Inc., which management believes to be one of the largest privately held jet engine overhaul operations in the world.

On October 12, AVTEAM announced that it would pay $30 million in cash and 350,000 shares of its class A common stock to acquire the assets and assume certain liabilities of M&M, an engine and engine component repair operation licensed by the Federal Aviation Administration.

M&M reported revenue of approximately $27 million in 1997 and more than $30 million in the first nine months of 1998. Donald Graw, AVTEAM's chairman and chief executive officer, said M&M's full-year 1998 revenues probably will exceed what his company expected at the time the acquisition was originally announced.

"We were expecting continued strong growth, but the actual revenue numbers are coming in better than our forecasts," Mr. Graw said. "This heightens what has always been a high level of excitement about the acquisition, which greatly increases AVTEAM's growth prospects and takes us a giant step toward our goal of becoming a one-stop shop providing engine-related products and services to airlines and lessors around the world."

He said AVTEAM continues to expect that M&M will have little or no effect on earnings this year, but will be accretive to earnings in 1999.

M&M will enhance AVTEAM's access to the $28 billion worldwide aviation engine maintenance, repair and overhaul market. Mr. Graw said the acquisition also is expected to:

         -- Increase AVTEAM's ability to control the marketing, sale and repair of its engine-related products.

         -- Broaden AVTEAM's capabilities as a specialist in the JT8D series of aircraft engines, the most widely used jet engines in the world, and greatly enhance the company's ability to expand into the CFM56 engine series, which today is produced in greater quantities than any other jet aircraft engine in the world.

         -- Provide a significant outlet for AVTEAM's growing inventory of JT8D parts, and also of CFM56 parts as the company expands into this new product line.

         -- Provide a major source of stable, consistent revenues to balance the more volatile business of buying and selling whole aircraft, engines, engine parts and airframe components.

M&M, founded in 1984, recently opened a new state-of-the-art facility in Medley, Fla., less than ten miles from AVTEAM's headquarters.

AVTEAM, which is headquartered in Miramar, Fla., and also has operations in Dallas, Texas, last year completed an initial public offering of approximately
4.8 million shares, raising net proceeds of approximately $25.6 million. Since beginning operations in 1992, the company has focused on the purchase and resale of Pratt & Whitney JT8D engines and components, which power approximately 33 per cent of the world's commercial aviation fleet. Recently AVTEAM has expanded its product line to include CF6 engine parts and DC-10 materiel, extending the company's capabilities into the wide-body market. The company also offers equipment leasing, engine management services and certain on-wing engine maintenance services.

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Except for the historical information contained in this news release, the matters discussed in this news release are "forward-looking statements" within the meaning of the federal securities law and are not guarantees of future performance. For a variety of reasons, the company's actual results could differ materially from any forward-looking statements made in this news release. Among the factors that could cause actual results to differ from predicted or expected results are the following: the company's ability to effectively integrate acquired companies and the effects of increased indebtedness as a result of the company's acquisitions; a decline in the demand for aftermarket aircraft engines, engine parts and airframe components, which could materially adversely affect the company's revenues; the availability of aircraft engines, engine parts and airframe components for resale, which could hamper the company's ability to maintain adequate levels of inventory and meet customer demand; the possibility that regulatory changes and unforeseen events could impact the company's ability to provide products and services to its customers; existing competition from national and regional competitors and the condition of the airline industry, which could result in pricing, supply and demand, and other pressures on profitability and market share; and other risks and uncertainties set forth in the company's filings with the Securities and Exchange Commission, including but not limited to the company's prospectus dated October 30, 1997, for its initial public offering and the company's annual report on Form 10-K for the year ended December 31, 1997. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

SOURCE   AVTEAM, Inc.

/CONTACT: Donald A. Graw, Chairman and Chief Executive Officer of AVTEAM, 954-431-2359; General Info, Jerry Meyer, Analyst Info, John McNamara, Media Info, Claudine Cornelis, all of The Financial Relations Board, 212-661-8030/
(AVTM)